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                                                                   EXHIBIT 23.02


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Progressive Technologies Inc. 1991 Stock Option and Purchase Plan of our report dated March 3, 2000, except for Note 4 as to which the date is March 31, 2000, with respect to the financial statements of Irvine Optical Company, LLC for the years ended December 31, 1999 and 1998 included in the Annual Report (Form 10-K) of Brooks Automation, Inc. for the year ended September 30, 2000, filed with the Securities and Exchange Commission.



                                              /s/ Ernst & Young LLP



Woodland Hills, California
August 10, 2001